Exhibit 99.1

News Release

Contact:
Larry Vale
Keane Investor Relations
617-241-9200 x1290

Margo Nison
Keane Public Relations
617-241-9200 x1272

Keane Reports Preliminary Financial Results for Fourth Quarter And Fiscal Year 2004

Company Posts Year over Year Gains in Revenue and Net Income

BOSTON, February 9, 2005 — Keane, Inc. (NYSE: KEA), a leading business and information technology outsourcing firm, today announced its preliminary results for the Fourth Quarter and Fiscal Year ended December 31, 2004.

Keane’s revenues for the Fourth Quarter of 2004 were $229.2 million, an increase of 16.7 percent from revenues of $196.4 million in the Fourth Quarter of 2003.  Net income for the Fourth Quarter of 2004 was $8.5 million compared to net income of $6.5 million in the Fourth Quarter of 2003, representing an increase of 30.1 percent.  Diluted earnings per share (EPS) for the Fourth Quarter of 2004 was $.13, consistent with previous guidance, compared to EPS of $.10 for the same period last year.  The dilutive impact of Keane’s convertible debentures on EPS was less than $.01 for the Fourth Quarter of both 2004 and 2003 as a result of the adoption of EITF Issue No. 04-8.(1)

Keane’s management believes that cash performance is the primary driver of long-term per share value and, accordingly, views diluted cash earnings per share (CEPS(2)) as an important indicator of performance.  CEPS was $.16 in the Fourth Quarter of 2004, consistent with previous guidance, compared to CEPS of $.12 for the same period last year.  CEPS for the Fourth Quarter of 2004 and 2003 includes the dilutive impact of approximately $.01 associated with our convertible debentures.

“Fourth Quarter results reflect strong top and bottom line growth from a year ago,” stated Brian Keane, president and CEO of Keane.  “These year over year gains are a result of our positioning and focus on helping clients transform their business and IT operations to generate high performance and measurable value.  We expect that 2005 will provide continued opportunity for us to create and deliver differentiated, high-value solutions for our clients.”

(1)  Fourth Quarter EPS and CEPS reflect the adoption of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.”  EITF Issue No. 04-8 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether the market price trigger has been met.  Under the if-converted method, the debt is considered converted to shares, with the resulting number of shares included in the denominator of the earnings per share calculation and the related interest expense (net of tax) added back to the numerator of the earnings per share calculation.  EITF Issue No. 04-8 also requires the restatement of EPS for all periods presented.

(2)  CEPS excludes amortization of intangible assets, stock-based compensation, restructuring charges, net, and in 2003, an arbitration award.  CEPS includes the weighted average impact of the shares issuable upon conversion of the debentures.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).  See reconciliation of EPS to CEPS in the accompanying financial data schedules.

Total revenues for 2004 were $911.5 million compared with revenues of $805.0 million in 2003, an increase of 13.2 percent.  Net income for 2004 was $30.1 million, an increase of 3.0 percent compared to net income of $29.2 million in 2003.  Net income in 2003 included an after-tax, non-recurring gain of $4.4 million realized from a favorable judgment in an arbitration proceeding.  EPS for 2004 was $.45 compared to EPS of $.43 in 2003.   The non-recurring gain positively impacted EPS by approximately $.06 in 2003.  EPS in 2004 and 2003 includes the dilutive impact of approximately $.02 and $.01, respectively, associated with our convertible debentures.  CEPS was $.59 in 2004 compared to CEPS of $.50 in 2003.  CEPS in 2004 and 2003 includes the dilutive impact of approximately $.04 and $.02, respectively, associated with our convertible debentures.

During the course of the year-end closing process, errors relating to deferred tax balances arising from transactions in prior years were noted.  Working in conjunction with Keane’s independent registered public accountants, Ernst & Young LLP, Keane is in the process of determining the magnitude of these errors.  The errors do not impact Keane’s 2004 revenues, cash flow or income before income taxes, and we do not expect the errors to have a material affect on Keane’s 2004 net income and EPS.  Adjustments that may be recorded as a result of correcting these errors may result in the reclassification of certain amounts within the accompanying unaudited condensed consolidated balance sheets.

“We see opportunities in the market today for solutions that deliver more than cost savings and performance improvements,” said Keane.  “The company is focused on providing integrated business solutions that combine our Application Services and Business Process Services with high-performance technology platforms.  We believe that this compelling combination can deliver transformational business benefit to our clients.”

2004 Highlights:

•                  Strengthened vertical go-to-market offerings in markets in which Keane has deep expertise — financial services, insurance, healthcare, and public sector.

•                  Extended Keane’s global network of Advanced Development Centers with the opening of new facilities in Toronto, Ontario and Hyderabad, India.

•                  Achieved bookings of $1.1 billion in 2004, an increase of 26.5 percent from bookings of $868.5 million in 2003.

•                  Awarded new engagements with both new and existing clients, across multiple industries, including: the U.S. Department of Justice, Great American Insurance Group, State of North Carolina, Pension Benefit Guaranty Corporation, Shoppers Drug Mart, Tufts Health Plan, Wawa, Inc., National Life, Siemens Medical Systems, the State of New York, and Pfizer.

•                  Grew outsourcing revenues to $465.1 million, a 25.3 percent increase from $371.3 million in 2003.  Outsourcing represented 51.0 percent of revenues in 2004.

•                  Improved Days Sales Outstanding (DSO)(3) to 52 days at the end of 2004, from 53 days in 2003.

(3)  DSO is calculated using trailing three months total revenue divided by the number of days in the period to determine daily revenue.  The average accounts receivable balance for the three-month period is then divided by daily revenue.

•                  EBITDA(4) grew 18.7 percent to $82.5 million, or 9.1 percent of revenues.

•                  CEPS grew 18 percent year over year.

 “Keane’s business fundamentals continue to strengthen as we have again posted strong year over year gains,” said John Leahy, senior vice president and CFO.  “Importantly, Keane maintains the cash resources and financial flexibility to support our ability to grow organically and pursue M&A opportunities.  During 2004, cash from operations totaled $51.9 million, and Keane ended the quarter with $198.2 million in cash and investments.”

As mentioned above, the errors relate to income tax accounting in prior years only and do not affect Keane’s business operations, revenues, cash flow or income before taxes. Keane also expects they will not materially affect 2004 net income or EPS. Keane’s anticipated effective tax rate for 2005 or outlook for 2005 is not impacted. Keane has been devoting significant resources for over a year to assessing and strengthening as appropriate, its controls in the context of its Sarbanes-Oxley Section 404 review. Keane’s management is currently analyzing its income tax accounts, and adjustments to its financial statements in certain prior periods may result from this review. We expect to complete this work during the next five weeks, at which time, the Company will issue final results for the fourth quarter and for the year. As a result of the income tax accounting errors, Keane has determined that is has an internal control deficiency. However, Keane is still assessing whether this deficiency constitutes a “material weakness” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2.

Business Outlook:

Keane estimates revenues for the First Quarter of 2005 to be in the range of $230 million to $240 million, EPS to be in the range of $.09 to $.11, and CEPS to be in the range of $.12 to $.14.  These estimates include the dilutive impact of approximately $.01 associated with Keane’s convertible debentures and exclude the impact associated with expensing of equity-based compensation under the Financial Accounting Standards Board’s Statement 123R, which is effective for periods beginning after June 15, 2005.

For fiscal year 2005, Keane estimates revenues to be in the range of $1.00 billion to $1.05 billion, EPS to be in the range of $.54 to $.58, and CEPS to be in the range of $.68 to $.71. These estimates include the dilutive impact of approximately $.04 on EPS and approximately $.06 on CEPS associated with our convertible debentures and exclude the impact associated with expensing of equity-based compensation.

(4)  EBITDA represents earnings before net interest, income taxes, depreciation, amortization of intangible assets, stock-based compensation, restructuring charges, net, and in 2003, an arbitration award.  EBITDA is a non-GAAP financial measure that Keane’s management believes is an important indicator of liquidity. Keane’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the condensed consolidated statements of income. See reconciliation of GAAP Net Income to EBITDA in the accompanying financial data schedules.

We expect Keane’s effective tax rate to be approximately 40 percent in 2005 due to expected improved performance from certain foreign subsidiaries. Keane’s effective tax rate was 45.5 percent in the Fourth Quarter of 2004 and 41.6 percent in 2004 primarily due to higher losses from these subsidiaries.

Conference Call:

Keane will host a conference call today at 8:30 a.m. eastern time to discuss these results. Interested parties may access the call via the Internet at www.keane.com/investors/earnings.html or may dial 800-438-7212 (706-643-3476 from outside North America) and ask for the Keane call referencing reservation number 3584479.  A replay of the call will be available beginning at approximately 10:30 a.m. today through 5:00 p.m. on February 18th.  The replay may be accessed via the Internet at www.keane.com/investors/earnings.html or by dialing 800-642-1687 (706-645-9291 from outside North America) and referencing reservation number 3584479.

About Keane:

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on highly synergistic service offerings, including: Application Development & Integration, Application Outsourcing, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which important factors are incorporated herein by this reference.   Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

Keane, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(In thousands except per share amounts)		(In thousands except per share amounts)
Revenues	$229,180	$196,382	$911,543	$804,976
Operating expenses
Salaries, wages, and other direct costs	159,324	136,271	637,240	554,375
Selling, general, and administrative expenses	49,836	46,356	206,747	192,900
Amortization of intangible assets	4,149	3,866	16,234	15,847
Restructuring charges, net	(111)	(664)	(111)	(326)
Operating income	15,982	10,553	51,433	42,180

Other income (expense) (1)
Interest and dividend income	1,056	1,290	3,906	2,981
Interest expense	(1,430)	(1,603)	(5,682)	(4,156)
Other income (expense), net	(784)	20	(665)	7,119
Minority interest	700	572	2,516	572
Income before income taxes	15,524	10,832	51,508	48,696
Provision for income taxes	7,068	4,331	21,406	19,474
Net income	$8,456	$6,501	$30,102	$29,222

Basic earnings per share	$0.14	$0.10	$0.48	$0.44

Diluted earnings per share	$0.13	$0.10	$0.45	$0.43

Basic weighted average common shares outstanding	61,882	63,795	62,601	65,771
Diluted weighted average common shares and common share equivalents outstanding	71,099	72,960	71,807	70,817

Reconciliation of GAAP Diluted EPS to CEPS (2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Income	$8,456	$6,501	$30,102	$29,222
Add (Subtract):
Interest expense related to convertible debentures	970	965	3,880	2,062
Related tax effect	(442)	(386)	(1,613)	(825)
Net income for Diluted EPS	$8,984	$7,080	$32,369	$30,459
Amortization of intangible assets and stock-based compensation	4,253	3,986	16,853	16,047
Restructuring charges, net	(111)	(664)	(111)	(326)
Arbitration award	—	—	—	(7,315)
Related tax effect	(1,886)	(1,328)	(6,958)	(3,362)
Adjusted net income for CEPS	$11,240	$9,074	$42,153	$35,503
Diluted CEPS	$0.16	$0.12	$0.59	$0.50

(1)          Certain reclassifications have been made to the 2003 amounts to conform to the 2003 annual presentation. Such reclassifications have no effect on previously reported net income or stockholders’ equity.

(2)          We believe that cash performance is the primary driver of long-term per share value, thus we view cash earnings per share (CEPS) as an important indicator of performance. CEPS excludes amortization of intangible assets, stock-based compensation, restructuring charges, net, and in 2003, an arbitration award. CEPS includes the weighted average impact of the shares issuable upon conversion of the debentures. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

Keane, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	As of December 31,
	2004	2003
	(In thousands)
Assets
Current:
Cash and cash equivalents	$67,488	$56,736
Restricted cash	986	1,586
Marketable securities	130,678	147,814
Accounts receivable, net	126,467	113,312
Prepaid expenses and deferred taxes	17,312	15,082
Total current assets	342,931	334,530
Property and equipment, net	76,761	75,431
Goodwill	308,095	292,924
Customer lists, net	53,040	57,908
Other intangible assets, net	9,904	13,124
Other assets, net	16,390	16,636
Total assets	$807,121	$790,553

Liabilities
Current:
Short-term debt	$892	$2,678
Accounts payable	9,511	10,136
Accrued restructuring	3,513	6,947
Unearned income	9,376	8,869
Accrued compensation	39,763	36,220
Accrued expenses and other current liabilities	51,465	40,494
Total current liabilities	114,520	105,344

Long-term debt	150,017	150,193
Accrued long-term building costs	39,545	40,042
Accrued long-term restructuring	5,164	7,073
Deferred income taxes	32,326	21,227
Total liabilities	341,572	323,879
Minority interest	6,026	8,542

Equity
Stockholders’ equity	459,523	458,132
Total liabilities and stockholders’ equity	$807,121	$790,553

Keane, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
	2004	2003
	(In thousands)
Cash flows from operating activities:
Net income	$30,102	$29,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,741	27,081
Changes in operating assets and liabilities, net of acquisitions and other, net	(6,964)	21,269
Net cash provided by operating activities	51,879	77,572

Cash flows from investing activities:
Purchase of investments, net of sales and maturities	15,056	(126,136)
Purchase of property and equipment	(10,234)	(15,336)
Payments for current year and prior year acquisitions, net of
cash acquired	(21,419)	(8,407)
Other, net	186	(323)
Net cash used for investing activities	(16,411)	(150,202)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	—	150,000
Debt issuance costs	(42)	(4,364)
Proceeds from issuance of common stock	5,618	4,444
Repurchase of common stock	(30,096)	(66,696)
Other, net	(705)	(947)
Net cash (used for) provided by financing activities	(25,225)	82,437
Effect of exchange rate changes on cash	509	546
Net increase in cash and cash equivalents	10,752	10,353
Cash and cash equivalents at beginning of period	56,736	46,383
Cash and cash equivalents at end of period	$67,488	$56,736

Keane, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
			Increase (Decrease)				Increase (Decrease)
	2004	2003	$	%	2004	2003	$	%
	(Dollars in thousands)				(Dollars in thousands)
Reconciliation of GAAP Net Income to EBITDA (1)
Net income	$8,456	$6,501	$1,955	30.1%	$30,102	$29,222	$880	3.0%
Add (Subtract):
Provision for income taxes	7,068	4,331	2,737	63.2%	21,406	19,474	1,932	9.9%
Arbitration award	—	—	—	n/m	—	(7,315)	7,315	-100.0%
Amortization of intangible assets and stock-based compensation	4,253	3,986	267	6.7%	16,853	16,047	806	5.0%
Restructuring charges, net	(111)	(664)	553	-83.3%	(111)	(326)	215	-66.0%
Depreciation	3,330	2,963	367	12.4%	12,507	11,234	1,273	11.3%
Interest and dividend income	(1,056)	(1,290)	234	-18.1%	(3,906)	(2,981)	(925)	31.0%
Interest expense	1,430	1,603	(173)	-10.8%	5,682	4,156	1,526	36.7%
EBITDA	$23,370	$17,430	$5,940	34.1%	$82,533	$69,511	$13,022	18.7%

Service Line Revenues
Outsourcing	$119,490	$95,196	$24,294	25.5%	$465,077	$371,294	$93,783	25.3%
Development & Integration	44,392	37,329	7,063	18.9%	176,781	162,113	14,668	9.0%
Other IT Services	65,298	63,857	1,441	2.3%	269,685	271,569	(1,884)	-0.7%
Total	$229,180	$196,382	$32,798	16.7%	$911,543	$804,976	$106,567	13.2%

Service Line Bookings (2)
Outsourcing	$97,847	$123,265	$(25,418)	-20.6%	$574,712	$417,446	$157,266	37.7%
Development & Integration	14,181	20,999	(6,818)	-32.5%	124,822	103,896	20,926	20.1%
Other IT Services	89,827	103,080	(13,253)	-12.9%	399,446	347,199	52,247	15.0%
Total	$201,855	$247,344	$(45,489)	-18.4%	$1,098,980	$868,541	$230,439	26.5%

Gross Margin
Revenues	$229,180	$196,382	$32,798	16.7%	$911,543	$804,976	$106,567	13.2%
Salaries, wages, and other direct costs	(159,324)	$(136,271)	(23,053)	16.9%	(637,240)	$(554,375)	(82,865)	14.9%
Gross Margin	$69,856	$60,111	$9,745	16.2%	$274,303	$250,601	$23,702	9.5%
Gross Margin%	30.5%	30.6%			30.1%	31.1%

Days Sales Outstanding (DSO) (3)	52	53	(1)	n/m

n/m: not meaningful

(1)          EBITDA represents earnings before net interest, income taxes, depreciation, amortization of intangible assets, stock-based compensation,  restructuring charges, net, and in 2003, an arbitration award.  EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measure that Keane’s management believes is an important indicator of Keane’s liquidity.  Keane’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. This non-GAAP measure should be used in addition to, but not as asubstitute for, the analysis provided in the condensed consolidated statements of income.

(2)          Bookings represent the engagement value of contracts signed in the current reporting period.

(3)          DSO is calculated using trailing three months total revenues divided by the number of days in the period to determine daily revenues.  The average accounts receivable balance for the three-month period is then divided by daily revenues.

Keane, Inc.

Realignment of Service Offering Categories for 2004 and 2003 Quarterly Results (Unaudited)

	Q4 - 2004	Q3 - 2004	Q2 - 2004	Q1 - 2004	Q4 - 2003	Q3 - 2003	Q2 - 2003	Q1 - 2003
	(In thousands)
Service Line Revenues (1)
Outsourcing	$119,490	$123,819	$116,515	$105,253	$95,196	$91,131	$91,463	$93,504
Development & Integration	44,392	45,710	44,780	41,899	37,329	41,852	41,677	41,255
Other IT Services	65,298	65,298	70,417	68,672	63,857	67,438	70,371	69,903
Total	$229,180	$234,827	$231,712	$215,824	$196,382	$200,421	$203,511	$204,662

Service Line Bookings (2)
Outsourcing	$97,847	$59,469	$149,420	$267,976	$123,265	$90,401	$131,625	$72,155
Development & Integration	14,181	30,139	42,565	37,937	20,999	34,184	18,924	29,789
Other IT Services	89,827	115,564	90,287	103,768	103,080	66,795	74,673	102,651
Total	$201,855	$205,172	$282,272	$409,681	$247,344	$191,380	$225,222	$204,595

(1)          In order to align our reporting with our strategic priorities, beginning January 1, 2004, we are classifying our service offerings into the following three categories: Outsourcing, Development & Integration, and Other IT Services. These services were previously classified within our Plan, Build, and Manage service offerings in our Annual Report on Form 10-K for the year ended December 31, 2003. During 2004, certain additional reclassifications were made to previously reported amounts. These reclassifications conform the grouping of certain business offerings within service lines to the current presentation.

(2)          Bookings represent the engagement value of contracts signed in the current reporting period.

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